Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation within the Post Effective Amendment No. 2 to Form S-11 dated September 14, 2016 for the issuance of $10,000,000 of Series D Secured Investor Certificates of our report dated March 30, 2016, of our audit of the financial statements of American Church Mortgage Company as of and for the years ended December 31, 2015 and 2014, which is included in the American Church Mortgage Company Annual Report on Form 10-K for the year ended December 31, 2015 and to the reference to our Firm under the caption "Experts" in the prospectus.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

September 14, 2016